Exhibit 99.1

Speedus Announces Fourth Quarter and Fiscal 2005 Results

March 31, 2006 – New York, New York

Speedus Corp. (NASDAQ: SPDE) today announced a net loss of $5.5 million, or $0.34 per share on a fully diluted basis, for the twelve months ended December 31, 2005 compared to earnings of $6.0 million, or $0.36 per share on a fully diluted basis, for the twelve months ended December 31, 2004. The loss before depreciation and amortization and a goodwill impairment loss for the twelve months ended December 31, 2005 was $4.5 million compared to earnings of $7.7 million for the twelve months ended December 31, 2004.

During 2004, the Company recognized a gain from technology settlement in the amount of $15 million. In connection with this settlement, the Company incurred $2.9 million in technology settlement expenses.

For 2005, total operating expenses before technology settlement expenses, depreciation and amortization and goodwill impairment loss amounted to $6.0 million compared to $6.1 million in 2004. However, net of an increase in the amount of $0.1 million as a result of the opening of a second F&B Güdtfood store in the second quarter of 2004 and $0.7 million as a result of the Company’s development of Wibiki, a new software-based wireless network in 2005, total operating expenses, before depreciation and amortization and technology settlement expenses, decreased $0.9 million primarily as a result of the continuation of personnel reductions and cost-saving measures.

Zargis achievements during 2005 include:

•	a study conducted to assess the impact of the Zargis Acoustic Cardioscan™ (ZAC™) system on referral decisions made by primary care physicians regarding heart murmurs,
•

an evaluation of a prototype Zargis computer-aided auscultation system by a panel of seven primary care physicians who unanimously agreed that it would improve their referral accuracy of patients with heart murmurs,

•	an increase in Speedus Corp.’s equity stake through further investment in Zargis, and
•	the expansion of our portfolio of intellectual property in the field of auscultation to include control of 5 patents and 9 patents pending.

About Speedus Corp.

Speedus is a pioneer in wireless broadband, owning both wireless spectrum and a portfolio of broadband IP. Speedus also holds controlling interests in Zargis Medical Corp. and F&B Güdtfood Holdings, Inc.

Additional information on Speedus Corp. and its services may be obtained at www.speedus.com or by contacting Peter Hodge at 888-773-3669 (ext. 23) or phodge@speedus.com.

# # #

Statements contained herein that are not historical facts, including but not limited to statements about the Company’s product, corporate identity and focus, may be forward-looking statements that are subject to a variety of risks and uncertainties. There are a number of important factors that could cause actual results to differ materially from those expressed in any forward-looking statements made by the Company, including, but not limited to, the continuing development of the Company’s sales, marketing and support efforts.

These financial statements do not include all information and notes required by generally accepted accounting principles for complete financial statements. These financial statements should be read in conjunction with the Company’s 2005 audited consolidated financial statements and notes thereto on Form 10-K. Operating results for the year ended December 31, 2005 are not necessarily indicative of the results that may be expected for the year ending December 31, 2006.

CONTACT: Peter Hodge of Speedus Corp., 888-773-3669, ext. 23, or phodge@speedus.com

SPEEDUS CORP.
CONSOLIDATED STATEMENTS OF OPERATIONS

	Quarters ended December 31,		Years ended December 31,
	2005	2004	2005	2004
	(unaudited)	(unaudited)

Revenues	$234,849	$257,394	$1,038,343	$917,237

Expenses:
Selling, general and administrative	930,215	1,153,358	3,851,332	4,313,889
Research and development	711,808	398,797	1,797,315	1,515,934
Depreciation and amortization	247,834	245,680	940,683	1,116,759
Cost of sales	81,674	87,761	345,354	282,370
Technology settlement expenses	—	—	—	2,928,583
Goodwill impairment loss	—	620,875	—	620,875

Total operating expenses	1,971,531	2,506,471	6,934,684	10,778,410

Operating loss	(1,736,682)	(2,249,077)	(5,896,341)	(9,861,173)

Investment income/(loss)	(485,117)	386,860	(52,397)	419,197
Minority interest	—	31,361	159,294	508,261
Gain from technology settlement	—	—	—	15,000,000

Earnings/(loss) before benefit from/
(provision for) income taxes	(2,221,799)	(1,830,856)	(5,789,444)	6,066,285

Benefit from/(provision for) income taxes	—	(62,000)	321,539	(62,000)

Net earnings/(loss)	$(2,221,799)	$(1,892,856)	$(5,467,905)	$6,004,285

Per share:
Basic earnings/(loss) per common share	$(0.14)	$(0.12)	$(0.34)	$0.37

Weighted average common shares
outstanding - basic	16,120,076	16,218,725	16,182,208	16,245,281

Diluted earnings/(loss) per common share	$(0.14)	$(0.12)	$(0.34)	$0.36

Weighted average common shares
outstanding - diluted	16,120,076	16,218,725	16,182,208	16,799,298

SPEEDUS CORP.
CONSOLIDATED BALANCE SHEETS

	December 31,
	2005	2004

ASSETS
Current assets:
Cash and cash equivalents	$18,563,088	$17,740,865
United States Treasury bills	—	5,977,200
Marketable securities	1,174,825	1,060,592
Prepaid expenses and other	181,508	173,979
Accounts and other receivables	500	49,134

Total current assets	19,919,921	25,001,770
Property and equipment, net of accumulated
depreciation of $321,256 and $175,457	426,201	609,840
Other intangible assets, net of accumulated
amortization of $2,607,133 and $1,812,249	622,911	1,417,795
Other investments	800,000	900,000
Other assets	691,444	752,869

Total assets	$22,460,477	$28,682,274

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$68,692	$315,742
Accrued liabilities	1,215,859	1,357,720

Total current liabilities	1,284,551	1,673,462

Minority interest	—	159,294

Commitments and Contingencies

Stockholders’ equity:
Common stock ($.01 par value; 50,000,000
shares authorized; 21,750,174 and 21,587,674	217,502	215,877
shares issued)
Preferred stock ($.01 par value; 20,000,000
shares authorized):
Series A Junior Participating ($.01 par value;
4,000 shares authorized; no shares issued
and outstanding)	—	—
Additional paid-in-capital	90,724,450	90,546,583
Treasury stock (at cost; 5,632,275 and 5,368,949 shares)	(5,884,863)	(5,499,684)
Accumulated deficit	(63,881,163)	(58,413,258)

Stockholders’ equity	21,175,926	26,849,518

Total liabilities and stockholders’ equity	$22,460,477	$28,682,274